Exhibit 99.(a)(1)(iv)

Reminder Email Text:

TO ALL ELIGIBLE EXCHANGE OPTION HOLDERS FROM ENTASIS THERAPEUTICS HOLDINGS INC.

As a reminder, your decision to participate in the Exchange Offer as described in Offer to Exchange Eligible Options for New Options dated June 17, 2021 must be made before 5:00 p.m., Eastern time, on July 16, 2021. If you have any questions regarding the Exchange Offer or your options, please contact Colleen Tucker, colleen.tucker@entasistx.com, Sara Castello, sara.castello@entasistx.com or Betzy Keiley, betzy.keiley@entasistx.com.